Exhibit 107

Calculation of Filing Fee Tables
Form S-4
(Form Type)
NorthView Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share (2)	457(o)	-	-	$193,750,000.00	0.00011020	$21,351.25

	Total Offering Amounts					$21,351.25		$21,351.25
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$21,351.25

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Such estimate includes 15,500,000 shares of common stock issued at the Closing, plus 3,875,000 shares of common stock issuable subject to “earnout” contingencies (19,375,000 shares in total), and an assumed value of $10.00 per share.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.